Exhibit 10.1

CONSULTING AGREEMENT
POC #28-0145

This Consulting Agreement (hereinafter referred to as the “Agreement”) is entered into on this 15th day of August, 2008 between Precision Optics Corporation, Inc., a Massachusetts Corporation (hereinafter referred to as "POCI") and Mr. Jack P. Dreimiller (hereinafter referred to as "Consultant").

WHEREAS, POCI desires to engage the services of Consultant to serve as its Senior Vice President, Finance, Chief Financial Officer and Clerk as an independent contractor and not as an employee and Consultant has agreed to perform these services for POCI.

THEREFORE, it is agreed as follows:

1.
Position and Services. Consultant shall serve as POCI’s Senior Vice President, Finance, Chief Financial Officer and Clerk on a part-time basis, for an average of two to three days per week. Consultant will report to POCI’s Chief Executive Officer. Consultant agrees to faithfully and to the best of his ability perform the duties required by this position and such additional duties as may be reasonably assigned by the Chief Executive Officer or POCI’s board of directors. Such duties shall include, but not be limited to, managing the audit of POCI’s year end financials and signing the Sarbanes-Oxley certification for POCI’s annual report as the principal accounting officer.

2.
Period of Performance. Consultant's services shall commence on August 18, 2008 and shall continue until February 18, 2009 unless otherwise terminated according to the provisions of paragraph 4. Following February 18, 2009, this Agreement shall automatically continue on a month to month basis on the same terms unless terminated by either party with 30 days notice. Notwithstanding the foregoing, Consultant will begin training and transitioning into the positions described in paragraph 1 beginning August 13, 2008.

3.
Compensation. As compensation for the services provided by Consultant, POCI agrees to pay Consultant at a rate of $1,384.62 per week commencing August 18, 2008. Compensation during the transition period of August 13, 2008 until August 17, 2008 will be $1,384.62. Consultant will not receive any benefits including, but not limited to, health insurance, life insurance, vacation or sick time.

4.
Termination. Either party may terminate this Agreement by providing 30 calendar days written notice to the other party. Consultant shall be paid for all work performed and accepted by POCI prior to the termination of this Agreement.

5.	Indemnification. Consultant shall be indemnified by POCI to the full extent provided in POCI’s By-laws in his role as Chief Financial Officer.

6.
Rights to Materials. The written reports and other written materials furnished by Consultant to POCI in connection with the performance of consulting services hereunder shall remain the exclusive property of POCI. Therefore, Consultant agrees to promptly return, following the termination of this Agreement or upon earlier request by POCI, any written materials in Consultant’s possession supplied by POCI in conjunction with Consultant’s services under this Agreement or generated by Consultant in performance of consulting services under this Agreement.

7.
Confidentiality. In connection with his performance of consulting services hereunder, Consultant will have access to confidential information, records, data, customer lists, lists of product sources, specifications, trade secrets and other information which is not generally available to the public and which POCI and Consultant hereby agree is proprietary information of POCI (“Confidential Information”). During and after the performance of consulting services hereunder, Consultant shall not, directly or indirectly, disclose the Confidential Information to any person or use any Confidential Information, except as is required in the course of performing duties under this Agreement or with the prior written consent of POCI. All Confidential Information as well as records, files, memoranda, reports, plans, drawings, documents, models, equipment and the like, including copies thereof, relating to POCI’s business, which Consultant shall prepare or use or come into contact with, shall be and remain POCI’s sole property, and upon termination of this Agreement, Consultant shall return all such materials to POCI as set forth in paragraph 6.

8.
Business Opportunities. Consultant shall not take any business opportunity Consultant learns about in the course of performing services under this Agreement unless first disclosing the business opportunity to POCI.

9.
Insider Trading. By executing this Agreement, Consultant acknowledges that he is expressly prohibited from purchasing or selling securities of POCI based on any material non-public information obtained during the course of performing consulting services for POCI. In addition, Consultant is prohibited from informing, or “tipping,” any other person about such material information. Consultant also agrees not to trade in the Company’s stock from the 15th day of the third month in any quarter (i.e. March, June, September, December) until 48 hours after the financial results for the quarter are officially released.

10.
Governing Law. This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts located in Massachusetts for the purposes of any suit, action or other proceeding contemplated hereby or any transaction contemplated hereby.

11.
Arbitration. Any controversy or claim arising out of or relating to this Agreement, or breach thereof, shall be settled by binding arbitration in Boston, Massachusetts in accordance with the expedited procedures of the Rules of the American Arbitration Association, and judgment upon the award may be rendered by the arbitrator and may be entered in any court having jurisdiction thereof.

12.	Compliance with Other Laws and Regulations. Consultant agrees to comply with all applicable laws and regulations of the United States of America while performing services for POCI.

13.
Foreign Corrupt Practices Act. Consultant will be familiar with and comply with the provisions of the United States Foreign Corrupt Practices Act, including any amendments which may be effected during the term hereof. In particular, in carrying out services under this Agreement, Consultant will not make or offer to make the unlawful payment of money or anything else of value to:

(a)	any government official of any country,
(b)	any political party of any country,
(c)	any candidate of any political party of any country, or
(d)
any other person, while knowing or having reason to know, that such person will make an unlawful payment to a government official, a political party, or a candidate of a political party of any country.

Any breach of this paragraph will result in the termination of this Agreement and will entitle POCI to the return of any amounts paid hereunder to Consultant.

14.
Complete Integration. This Agreement replaces all previous agreements between POCI and Consultant, if any, and the discussions relating to the subject matters hereof and constitutes the entire agreement between POCI and Consultant with respect to the subject matter of this Agreement. This Agreement may not be modified in any way by any verbal statement, representation or agreement made by any employee, officer or representative of POCI, or by any by any written agreement unless it is signed by an officer of POCI and by Consultant.

15.
Severability. In the event that any provision of any paragraph of this Agreement shall be deemed to be invalid or unenforceable for any reason whatsoever, it is agreed such invalidity or unenforceability shall not affect any other provision of such paragraph or of this Agreement, and the remaining terms, covenants, restrictions or provisions in such paragraph and in this Agreement shall remain in full force and effect and any court of competent jurisdiction may so modify the objectionable provision as to make it valid, reasonable and enforceable.

16.
Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

17.
Notices. Any notice or payments given by one party to the other shall be in writing and deemed to have been properly given or paid if deposited with the United States Postal Service, registered or certified mail, addressed as below.

IN WITNESS WHEREOF, the parties have executed this Agreement on the respective dates set forth below.

PRECISION OPTICAL CORPORATION:	CONSULTANT: Jack P. Dreimiller
22 East Broadway	252 Massapoag Ave.
Gardner, MA 01440	North Easton, MA 02356

By: /s/Richard E. Forkey	By: /s/Jack P. Dreimiller
Richard E. Forkey	Jack P. Dreimiller
Its: Chief Executive Officer

Date: August 15, 2008	Date: August 15, 2008